Exhibit 99.1

Sanara MedTech Inc. Announces the Retirement of J. Michael Carmena and Appointment of Eric Tanzberger to its Board of Directors

FORT WORTH, TX / December 22, 2021 / Sanara MedTech Inc. (“Sanara” or the “Company”) (NASDAQ: SMTI), a provider of products and technologies for surgical and chronic wound care dedicated to improving patient outcomes, announced today that J. Michael (“Mike”) Carmena will step down from the Company’s Board of Directors (the “Board”) and resign as the Company’s Principal Executive Officer, effective December 31, 2021 and Eric Tanzberger has been appointed to the Company’s Board effective January 1, 2022. Concurrently with his appointment to the Board, Mr. Tanzberger was appointed Chair of the Audit Committee.

Ron Nixon, Sanara’s Executive Chairman, stated, “Mike was a key leader at Sanara who led the building of the Company’s foundation. During his time as CEO and later as Vice Chairman, he has mentored our leadership team during the growth of our surgical business and the execution of our strategy. Speaking for the entire Board, we are grateful for his service to the Company and wish him the very best in retirement.”

“Eric Tanzberger is another outstanding addition to our Board. He has significant experience in finance, strategy, and corporate governance and will provide a unique perspective to the Board as the Company continues its strategic growth and expansion initiatives for the comprehensive wound and skin care strategy.”

Mr. Tanzberger is the Senior Vice President and Chief Financial Officer of Service Corporation International (“SCI”), the country’s leading provider of funeral, cremation, and cemetery services.

Mr. Tanzberger was appointed Senior Vice President and Chief Financial Officer in June 2006. He joined SCI in August 1996 and held various management positions prior to being promoted to Corporate Controller in August 2002. He also held the position of Treasurer from 2007 until 2017.

Before joining SCI, Mr. Tanzberger served as Assistant Corporate Controller at Kirby Marine Transportation Corp., an inland waterway barge and tanker company. Mr. Tanzberger also served at Coopers & Lybrand LLP and holds a Bachelor of Business Administration from the University of Notre Dame.

Mr. Tanzberger is currently a member of the Executive Committee and Audit Committee Chair of the United Way of Greater Houston. Additionally, he is a member of the Board of Trustees of Junior Achievement of Southeast Texas, and the National Funeral Directors Association Funeral Service Foundation.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes, and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and is seeking to offer wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG™ Tissue Repair Graft and FORTIFY FLOWABLE™ Extracellular Matrix to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has acquired the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipate,” “believes,” “contemplates,” “continue” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential” “predicts,” “preliminary,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as Sanara’s ability to retain key employees, uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.